UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2011

Hot Topic, Inc.
(Exact name of registrant as specified in charter)

California	0-28784	77-0198182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18305 E. San Jose Avenue,
City of Industry, California		91748
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (626) 839-4681

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On March 21, 2011, Betsy McLaughlin resigned as our Chief Executive Officer and as a member of our board of directors, effective as of March 21, 2011.  Ms. McLaughlin will continue to serve as an employee of Hot Topic for the next three months to assist in transition matters, and will continue to receive her current annual base salary during such time.

(c)       Also on March 21, 2011, Lisa Harper, currently a member of our board of directors, was appointed as our Chief Executive Officer, effective as of March 21, 2011.  Biographical information regarding Ms. Harper was provided in our proxy statement for our 2010 annual meeting of shareholders filed with the Securities and Exchange Commission on April 29, 2010, and is incorporated herein by reference.

(e)       On March 21, 2011, in connection with her resignation, we entered into a mutual separation agreement with Ms. McLaughlin, pursuant to which she will be entitled to continuation of her current annual base salary for a period of 15 months (subject to a delay of six months, at the end of which the base salary installments otherwise payable during such six month period will be paid in a lump sum, and following which the remaining base salary installments will be paid ratably on our normal payroll dates over the following nine month period) and continuation of her benefits for a period of 36 months, each following the termination of her employment.  In addition, the separation agreement provides that all company stock options with an exercise price of $6.37 and $9.56 held by Ms. McLaughlin will continue to vest in accordance with their current terms through the date of her termination of employment, and the vesting of all company stock options with an exercise price of $4.75 held by Ms. McLaughlin will accelerate in full on the date of termination of her employment, and in each case the vested portion of such options will remain exercisable for 120 days post termination of employment, in accordance with their current terms.  All other company stock options and other stock awards held by Ms. McLaughlin terminated as of March 21, 2011.

Also on March 21, 2011, in connection with her appointment as our Chief Executive Officer, we entered into an employment agreement with Ms. Harper, pursuant to which she will be entitled to an annual base salary of $500,000 and an annual living allowance of $120,000.  Ms. Harper will not be eligible to participate in our annual bonus plan with respect to fiscal year 2011, and her eligibility to participate in the annual bonus plan for fiscal years thereafter will be determined at the discretion of our board of directors (however, in March 2012, the board will reasonably consider granting Ms. Harper a discretionary bonus for fiscal year 2011, depending on our performance during the remainder of fiscal 2011, and will also reasonably consider including Ms. Harper in our annual bonus plan for fiscal year 2012).  The agreement also provides that Ms. Harper will be granted two separate options to purchase 500,000 shares of our common stock.  The first 500,000 share option shall be subject to two-year vesting in equal monthly installments, subject to acceleration of vesting in full upon a change of control during Ms. Harper’s service as our Chief Executive Officer.  The second 500,000 share option shall initially be unvested, will vest in full if at any time on or before the third anniversary of the date of grant the weighted average per share closing price of the company’s common stock for any trailing 90 trading days equals or exceeds twice the closing price per share on the date of grant, and will terminate following the third anniversary of the date of grant if it has not otherwise vested on or before that time.

The foregoing agreements with Ms. McLaughlin and Ms. Harper were each approved by a majority of the disinterested members of the board of directors in accordance with applicable law.

On March 16, 2011, in connection with the transition matters described above, our board of directors approved the payment of retention bonuses to Gerald Cook, our Chief Operating Officer, and James McGinty, our Chief Financial Officer, in the amount of $600,000 and $400,000, respectively, to be paid on March 16, 2012, subject in each case to the executive officer’s continued employment with us through March 16, 2012.  The retention bonuses are in lieu of any bonus that the executive officers may be entitled to with respect to our 2011 annual bonus plan and shall be pro-rated and payable upon termination of employment in the event the executive’s employment is involuntarily terminated by Hot Topic without cause prior to March 16, 2012.  Our board of directors also approved an increase in Mr. Cook’s and Mr. McGinty’s annual base salaries to $600,000 and $500,000, respectively, and an increase from six months to twelve months of the period during which each of Mr. Cook and Mr. McGinty would receive severance and benefits continuation in the event his employment is involuntarily terminated by Hot Topic without cause.

The Chief Executive Officer transition was announced in the press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits:

Exhibit No.	Description
99.1	Press Release of Hot Topic, Inc. dated March 21, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOT TOPIC, INC.

	By:	/s/ JAMES MCGINTY
James McGinty
Chief Financial Officer

Date: March 21, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Hot Topic, Inc. dated March 21, 2011.